Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-46865, 33-64380, 333-7328, 333-8270, 333-10156, 333-13988, 333-147914) of Rio Tinto plc and Rio Tinto Limited of our report dated 31 March 2008 relating to the financial statements and the effectiveness of internal control over financial reporting of the Rio Tinto Group, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants	Chartered Accountants
London, United Kingdom	Brisbane, Australia
31 March 2008	31 March 2008